Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces Record Third Quarter 2005 Financial Results

NASSAU, THE BAHAMAS, October 26, 2005 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the third quarter and nine months ended September 30, 2005.

Steiner Leisure's revenues for the third quarter ended September 30, 2005 rose 15.0% to $103.6 million from $90.1 million during the comparable quarter in 2004. Income before discontinued operations for the third quarter was $10.9 million compared with $9.3 million for the same quarter in 2004.

Earnings per share before discontinued operations for the third quarter ended September 30, 2005 was $0.61 per share, compared with $0.52 per share for the comparable quarter in 2004. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2005, rose 16.6% to $296.1 million from $254.0 million during the comparable nine months in 2004. Income before discontinued operations for the nine months ended September 30, 2005 was $29.6 million compared with $25.9 million for the same nine months in 2004.

Earnings per share before discontinued operations for the nine months ended September 30, 2005 was $1.62 per share compared with $1.49 per share for the comparable nine months in 2004. The earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are very pleased with our record financial results. Overall, the business performed very well."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 120 cruise ships, and in 52 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Line, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, October 27, 2005 Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday. October 27, 2005 after the call takes place) until Monday, October 31, 2005 at 5:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 1485674.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Services	$70,647	$61,666	$201,142	$174,438
Products	32,917	28,434	94,938	79,595
Total revenues	103,564	90,100	296,080	254,033

Cost of Sales:
Cost of services	56,497	48,952	159,706	137,997
Cost of products	24,502	21,335	71,643	58,964
Total cost of sales	80,999	70,287	231,349	196,961
Gross profit	22,565	19,813	64,731	57,072

Operating Expenses:
Administrative	5,160	4,652	15,835	13,340
Salary and payroll taxes	5,716	4,930	17,058	14,613
Total operating expenses	10,876	9,582	32,893	27,953
Income from continuing operations	11,689	10,231	31,838	29,119

Other Income (Expense):
Interest expense	(80)	(224)	(193)	(1,478)
Equity and minority interest	--	101	--	292
Other income	123	45	333	86
Total other income (expense)	43	(78)	140	(1,100)

Income from continuing operations before provision for income taxes and discontinued operations	11,732	10,153	31,978	28,019

Provision for income taxes	831	875	2,417	2,159

Income from continuing operations before discontinued operations	10,901	9,278	29,561	25,860

Loss from discontinued operations (which includes loss on disposal of $3 and $94 for the three and nine months ended September 30, 2004), net of taxes	(2)	(23)	(19)	(120)

Net income	$10,899	$9,255	$29,542	$25,740

Income (loss) per share-Basic:
Income before discontinued operations	$0.64	$0.55	$1.69	$1.55
Loss from discontinued operations	--	--	--	(0.01)
	$0.64	$0.55	$1.69	$1.54

Income (loss) per share-Diluted:
Income before discontinued operations	$0.61	$0.52	$1.62	$1.49
Loss from discontinued operations	--	--	--	(0.01)
	$0.61	$0.52	$1.62	$1.48

Weighted average shares outstanding:
Basic	17,131	16,981	17,478	16,711
Diluted	17,837	17,900	18,266	17,404

STATISTICS

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Average number of ships served[1]:	118	112	116	109
Spa	85	77	83	75
Non-Spa	33	35	33	34

Average total number of staff on ships served:	1,691	1,514	1,652	1,464
Spa	1,457	1,278	1,417	1,234
Non-Spa	234	236	235	230

Revenue per staff per day[2]:	$472	$448	$456	$426
Spa	$493	$470	$480	$448
Non-Spa	$342	$330	$314	$308

Average weekly revenues:	$47,501	$42,317	$45,475	$39,967
Spa	$59,393	$54,637	$57,472	$51,641
Non-Spa	$16,938	$15,464	$15,537	$14,422

Average number of land-based spas served[3]	51	52	49	52

Average weekly land-based spas revenues	$25,280	$23,905	$26,774	$24,361

Total schools revenues[4]	$4,692,000	$4,379,000	$13,357,000	$13,253,000

Total wholesale and retail product revenues	$8,461,000	$6,935,000	$25,813,000	$20,291,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4Includes $172,000 and $191,000 for the three months ended September 30, 2005 and 2004, respectively, and $540,000 and $591,000 for the nine months ended September 30, 2005 and 2004, respectively, relating to the Steiner training school near London, England.